EX 99.28(h)(1)(v)

Fourth Amendment to

Administration Agreement

Between PPM Funds and

Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”), and PPM Funds, a Massachusetts business trust (“Trust”).

Whereas, the Trust and the Administrator (the “Parties”) entered into an Administration Agreement effective as of February 15, 2018 as amended, (“Agreement”), whereby the Administrator agreed to perform certain administrative services to several separate series of shares (each, a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust (the “Board”) has approved the liquidation and termination of each of the following Funds (the “Liquidated Funds”), effective December 30, 2020 (collectively, the “Fund Liquidations”):

1)	PPM Floating Rate Income Fund;

2)	PPM Long Short Credit Fund;

3)	PPM Large Cap Value Fund; and

4)	PPM Mid Cap Value Fund.

Whereas, pursuant to the Board approval of the Fund Liquidations, as outlined above, the Parties have agreed to amend the Agreement, effective December 30, 2020, to update Schedule A and Schedule B, as applicable, to remove the Liquidated Funds and their respective fees.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated December 30, 2020, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated December 30, 2020, attached hereto.

3.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed, effective December 30, 2020.

PPM Funds		Jackson National Asset Management, LLC
By:	Mary T. Capasso	By:	/s/ Mark D. Nerud
Name:	/s/ Mary T. Capasso	Name:	Mark D. Nerud
Title:	Vice President, Chief Legal Officer,	Title:	President and Chief Executive Officer
and Assistant Secretary

Schedule A

Dated December 30, 2020

Funds
PPM Core Fixed Income Fund
PPM Core Plus Fixed Income Fund
PPM High Yield Core Fund
PPM Investment Grade Credit Fund
PPM Small Cap Value Fund

A-1

Schedule B

Dated December 30, 2020

Institutional Shares

Funds	Fee
PPM Core Fixed Income Fund	.10%
PPM Core Plus Fixed Income Fund	.10%
PPM High Yield Core Fund	.10%
PPM Investment Grade Credit Fund	.10%
PPM Small Cap Value Fund	.10%

B-1